Exhibit 10.1

Execution Version

LOAN AGREEMENT

THIS LOAN AGREEMENT (this “Agreement”) is made and entered into effective as of July 24, 2024, by and among:

(i)	USWM, LLC, a Delaware limited liability company

4441 Springdale Road

Louisville, KY 40324

Attn: Legal Department

Email:

(the “Lender”)

and

Panbela Therapeutics, Inc., a Delaware corporation

together with its wholly-owned subsidiary,

Cancer Prevention Pharmaceuticals, Inc.

712 Vista Boulevard, Suite 305

Waconia, MN 55387

Attn: Jennifer K. Simpson

Email:

(together, the “Borrower”)

RECITALS:

A.    Borrower and Lender entered into an Asset Purchase Agreement dated July 17, 2023, as amended by that certain Amendment dated April 25, 2024 (the “Amendment”), pursuant to which the Lender purchased the assets described therein from Borrower and agreed to make “Milestone Payments” (as defined therein) upon achievement, if achieved, of certain milestone events (the Asset Purchase Agreement and Amendment, as amended, modified, restated, superseded or replaced from time to time, are referred to as the “Asset Purchase Agreement”).

B.    Borrower has requested a term loan from Lender in the original principal amount of One Million Five Hundred Thousand and 00/100ths US Dollars (US $1,500,000.00) (the “Loan”).

C.    Lender has agreed to make the Loan on the terms and subject to the conditions set forth in this Agreement.

AGREEMENTS:

ARTICLE I. CERTAIN DEFINITIONS.

In addition to the terms defined elsewhere in this Agreement, the following terms are used in this Agreement with the following meanings, respectively, unless the context clearly requires otherwise.

Section 1.01    “Affiliate” or “Affiliated” means, when used with reference to a specified Person, any Person that directly or indirectly through one or more intermediaries Controls or is Controlled by, or is under common Control with, the specified Person.

Section 1.02    “Agreement” means this Loan Agreement, as it may be amended, restated, supplemented, extended or otherwise modified in accordance with its terms and in effect from time to time, together with all Schedules and Exhibits hereto, each of which is incorporated herein by reference.

Section 1.03    “Anti-Corruption Laws” means all laws, rules and regulations of any jurisdiction applicable to Borrower or any of its Affiliates or Subsidiaries from time to time concerning or relating to bribery or corruption.

Section 1.04    “Applicable Law” or “Applicable Laws” means all statutes, laws, ordinances, regulations, orders, writs, judgments, injunctions, decrees or awards of the United States or any state, county, municipality or other Governmental Authority applicable to the Borrower or any Collateral.

Section 1.05    “Bankruptcy Proceeding” means, with respect to any Person, if such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of Lender, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that a bankruptcy Proceeding shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, provided, further, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

Section 1.06    “Business Day” means any day that financial institutions are open for business for normal business hours in Louisville, Kentucky, excluding all Saturdays, Sundays and federally designated Lender holidays. Periods of days referred to in the Loan Documents will be counted in calendar days unless Business Days are expressly prescribed.

Section 1.07    “Change of Control” means any event, transaction or occurrence as a result of which the shareholders Controlling the Borrower as of the effective date of this Agreement cease to Control all of the economic and voting rights associated with the ownership of at least fifty percent (50.0%) of all of the outstanding Ownership Interests of Borrower.

Section 1.08    “Closing” means the execution and delivery of the Loan Documents.

Section 1.09    “Closing Date” means July 24, 2024.

Section 1.10    “Code” means the Internal Revenue Code of 1986, as amended.

Section 1.11    “Collateral” means all of the assets in which a security interest is granted to Lender to secure the Obligations, all as more particularly described in the Security Documents.

Section 1.12    “Control” means (including as used in the terms “Controlling,” “Controlled by” or “under common Control with”) the possession, directly or indirectly, through one or more intermediaries, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract, family relationship or otherwise.

Section 1.13    “Debt” means any and all: (a) indebtedness or liability for borrowed money, or for the deferred purchase price of property or services (excluding trade obligations incurred in the ordinary course of business); (b) obligations as lessee under capital leases (as defined in accordance with GAAP); (c) obligations under letters of credit issued for the account of any Person; (d) guarantees, endorsements (other than for collection or deposit in the ordinary course of business), and other contingent obligations to purchase, to provide funds for payment, to supply funds to invest in any Person, or otherwise to assure a creditor against loss; (e) Borrower’s indemnity, contribution or reimbursement obligations under the Asset Purchase Agreement or any other agreement between Borrower and Lender or any of Lender’s Affiliates; or (f) obligations not included within (a) through (d) above secured by any Lien on property owned by the Person, whether or not the obligations have been assumed.

Section 1.14     “Default” or “Event of Default” means the occurrence of any event, circumstance or condition which constitutes a breach of or a default under this Agreement or any other Loan Document and which, after the giving of any required written notice and/or the passage of any applicable cure period, would constitute an Event of Default under this Agreement or any other Loan Document.

Section 1.15    “Default Rate” means the default rate of interest as set forth in the Note.

Section 1.16    “Distribution” means, in respect of any Person: (a) any payment of dividends or other distributions on Ownership Interests of such Person (except non-cash distributions solely in shares, units or other divisible interests of such Ownership Interests), including any return of capital and any amounts accrued and to be paid as preferred returns on equity; (b) any purchase, redemption or other acquisition or retirement for value of any Ownership Interests of such Person or any of its Subsidiaries, unless made contemporaneously from the net cash proceeds of the sale of Ownership Interests; and (c) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire any Ownership Interests of such Person or any of its Subsidiaries now or hereafter outstanding.

Section 1.17    “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder.

Section 1.18     “Excluded Taxes” means any of the following Taxes imposed on or with respect to Lender or any other recipient of a payment under any Loan Document or required to be withheld or deducted from a payment to such recipient: (i) Taxes imposed on or measured by net income (however denominated) or franchise Taxes, or (ii) that are Other Connection Taxes.

Section 1.19    “Financing Statements” means all financing statements and continuations thereof pursuant to the Uniform Commercial Code of the Commonwealth of Kentucky or other applicable jurisdictions, which may be filed by Lender from time to time.

Section 1.20    “GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

Section 1.21    “Governmental Agency” or “Governmental Authority” means any governmental or quasi-governmental agency, board, bureau, commission, department, court, administrative tribunal or other instrumentality or authority, and any public utility having authority over the Collateral or Borrower.

Section 1.22    “Indebtedness” means: (a) all items (except items of capital stock, of capital surplus, of general contingency reserves or of retained earnings, deferred income taxes, and amounts attributable to minority interests if any) which in accordance with GAAP would be included in determining total liabilities on a consolidated basis as shown on the liability side of a balance sheet as of the date the Indebtedness is to be determined; (b) all indebtedness secured by any mortgage, pledge, lien or conditional sale or other title retention agreement to which any property or asset owned or held is subject, whether or not the indebtedness secured thereby shall have been assumed (excluding non-capitalized leases which may amount to title retention agreements but including capitalized leases); and (c) all indebtedness of others which Borrower or any Subsidiary thereof has directly or indirectly guaranteed, endorsed (other than for collection or deposit in the ordinary course of business), discounted or sold with recourse or agreed (contingently or otherwise) to purchase or repurchase or otherwise acquired, or is sold with recourse or agreed (contingently or otherwise) to purchase or repurchase or otherwise acquire, or in respect of which Borrower or any Subsidiary thereof has agreed to apply or advance funds (whether by way of loan, stock purchase, capital contribution or otherwise) or otherwise to become directly or indirectly liable.

Section 1.23    “Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by, or on account of any obligation of, Borrower under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

Section 1.24    “Lien” or “Liens” means any mortgage, deed of trust, pledge, security interest, hypothecation, conditional assignment, deposit arrangement, encumbrance, lien (statutory or other), or preference, priority, or other security agreement, or preferential arrangement, charge, or encumbrance of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement, any financing lease having a similar economic effect as any of the foregoing, and the filing of any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction to evidence any of the foregoing).

Section 1.25    “Loan” means the term loan as evidenced by the Note, as the same may be supplemented, amended or restated from time to time.

Section 1.26    “Loan Proceeds” all amounts advanced as part of the Loan, whether advanced directly to Borrower or otherwise.

Section 1.27    “Loan Documents” means this Agreement, the Note, the Security Documents, the Financing Statements, and any other instruments, certificates or documents now delivered or hereafter delivered by Borrower or any other Person in connection with, evidencing, securing or relating to any of the transactions described herein.

Section 1.28    “Material Adverse Change” means with respect to Borrower (a) a material adverse effect in the business, operations, results of operations, assets, liabilities or financial condition of the Borrower, (b) a material impairment of the Borrower's ability to perform its obligations under the Loan Documents or of the Lender's ability to enforce the Obligations or realize upon the Collateral (other than as a result of an action taken or not taken that is solely in the control of Lender), or (c) a material impairment of the legality, validity, binding effect or enforceability of any Loan Document to which the Borrower is a party.

Section 1.29    “Maturity Date” means, as applicable, the “Financing Maturity Date” (as defined in the Note) or the “Transaction Maturity Date” (as defined in the Note).

Section 1.30    “Milestone Payments” means the Milestone Payments as defined and described in the Asset Purchase Agreement.

Section 1.31    “Note” means that certain Term Promissory Note, dated effective as of the same date as this Agreement, and made by Borrower in favor of Lender in the original principal amount of One Million Five Hundred Thousand and 00/100ths US Dollars (US $1,500,000.00) as more particularly described and identified in Section 2.01 hereof, as it may be amended, modified, supplemented, restated, extended, renewed, superseded or replaced from time to time.

Section 1.32    “Obligations” means all loans, advances, debts, liabilities and obligations for the performance of covenants, tasks or duties or for payment of monetary amounts (whether or not such performance is then required or contingent, or such amounts are liquidated or determinable) owing by Borrower to Lender, or any Affiliate of Lender, and all covenants and duties regarding such amounts, of any kind or nature, present or future, whether direct or indirect (including acquired by assignment), related or unrelated, absolute or contingent, due or to become due, now existing or hereafter arising and however acquired, and whether or not evidenced by any note, agreement, letter of credit agreement or other instrument. The term “Obligations” includes all principal, interest, fees, expenses, reasonable attorneys' fees and any other sum chargeable to Borrower under, or arising out of, this Agreement, any of the indebtedness evidenced by the Note and obligations of Borrower under or relating to any of the other Loan Documents (including all amounts that accrue after the commencement of any case or proceeding by or against Borrower in bankruptcy, whether or not allowed in such case or proceeding).

Section 1.33    “Other Connection Taxes” means with respect to any recipient of a payment under the Agreement or any Loan Document, Taxes imposed as a result of a present or former connection between such recipient and the jurisdiction imposing such Taxes (other than connections arising from such recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced the Agreement or other Loan Document, or sold or assigned an interest in any of the Obligations, the Agreement or other Loan Document).

Section 1.34    “Other Taxes” means all present or future stamp, transfer, excise, value added, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, other than Other Connection Taxes that are imposed on an assignment by Lender after the date hereof, other than any assignment made at the request of Borrower or following an Event of Default under this Agreement.

Section 1.35    “Ownership Interest” means all shares, interests, participations, rights to purchase, options, warrants, general or limited partnership interests, limited liability company interests or other equivalents (regardless of how designated) of or in a corporation, partnership, limited liability company or equivalent entity, whether voting or nonvoting, including common stock, preferred stock or any other “equity security” (as such term is defined in Rule 3a11-1 of the Rules and Regulations promulgated by the Securities and Exchange Commission (17 C.F.R. § 240.3a11-1) under the Securities Exchange Act of 1934).

Section 1.36    “Permitted Liens” has the meaning assigned to such term in Section 6.01 hereof.

Section 1.37    “Person” or “Persons” means any individual, partnership, corporation, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

Section 1.38    “Qualifying Financing” means any capital increase, issue of equity-linked instruments, capital stock, shares or other equivalent instruments, subordinated debt or other securities by Borrower whether through a private placement, uplisting or otherwise raising net proceeds in an aggregate amount equal to or greater than One Million Eight Hundred Seventy-Five Thousand and 00/100ths US Dollars ($1,875,000.00).

Section 1.39    “Qualifying Transaction” means the closing of any sale, assignment, license, royalty or other agreement or transaction with a third-party other than Lender having the effect of assigning, transferring or granting, or committing in the future to sell, assign or grant, any right, title, license or interest in, to or under Borrower’s asset known as “Ivospemin (SBP101)” or any patent, patent application, trademark, copyright, know-how, trade secret, or other intellectual property related to such asset.

Section 1.40    “Sanctioned Country” means, at any time, a country, region or territory which is the subject or target of any Sanctions (as of the Closing Date, Crimea, Cuba, Iran, North Korea, Russia and Syria).

Section 1.41    “Sanctioned Person” means, at any time: (a) any Person listed in any Sanctions-related list of designated persons maintained by the Office of Foreign Asset Control of the U.S. Department of the Treasury or the U.S. Department of State; (b) any Person operating, organized or residing in a Sanctioned Country; (c) any Person owned or Controlled by and such Person or Persons described in the foregoing clauses (a) or (b); or (d) any Person otherwise the subject of any Sanctions.

Section 1.42    “Sanctions” means all economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State.

Section 1.43    “Security Documents” means collectively: (a) that certain Security Agreement, dated effective as of the date hereof, made by Borrower in favor of Lender; and (b) any and all other documents and agreements, whether now existing or hereafter created, in favor of Lender securing any Debt owed by Borrower to Lender including the Obligations.

Section 1.44     “Subsidiary” means, with respect to any Person, (a) any corporation of which an aggregate of more than fifty percent (50%) of the outstanding Ownership Interests having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether, at the time, Ownership Interests of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, owned legally or beneficially by such Person or one or more Subsidiaries of such Person, or with respect to which any such Person has the right to vote or designate the vote of more than fifty percent (50%) of such Ownership Interests whether by proxy, agreement, operation of law or otherwise, and (b) any partnership or limited liability company in which such Person and/or one or more Subsidiaries of such Person shall have an interest (whether in the form of voting or participation in profits or capital contribution) of more than fifty percent (50%) or of which any such Person is a general partner or may exercise the powers of a general partner.

Section 1.45    “Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

Section 1.46    “United States Dollars”, “Dollars”, the symbol “US$” and the symbol “$” each mean dollars in lawful currency of the United States of America.

All accounting terms not specifically defined herein shall be construed, all financial computations required under this Agreement shall be made, and all financial information required under this Agreement shall be prepared, in accordance with GAAP applied on a consistent basis. When used herein, the term “financial statements” shall include the notes and schedules thereto.

Unless the context of this Agreement or any other Loan Document clearly requires otherwise, references to the plural include the singular, references to the singular include the plural, the term “including” is not limiting, and the term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or.” The words “hereof,” “herein,” “hereby,” “hereunder,” and similar terms in this Agreement or any other Loan Document refer to this Agreement or such other Loan Document, as the case may be, as a whole and not to any particular provision of this Agreement or such other Loan Document, as the case may be. Section, subsection, clause, schedule, and exhibit references herein are to this Agreement unless otherwise specified. Any reference in this Agreement or in the other Loan Documents to any agreement, instrument, or document shall include all alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements, thereto and thereof, as applicable (subject to any restrictions on such alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements set forth herein). Any reference herein to any Person shall be construed to include such Person’s successors and assigns. Unless otherwise expressly indicated, each reference to a time or date in this Agreement or any Loan Document shall be to the date and time in Louisville, Kentucky, United States of America. Any requirement of a writing contained herein or in the other Loan Documents may be satisfied by the transmission of a written record, and any written record transmitted shall constitute a representation and warranty as to the accuracy and completeness of the information contained therein.

All of the schedules and exhibits attached to this Agreement shall be deemed incorporated herein by reference herein.

ARTICLE II. AMOUNT AND TERMS OF THE LOAN; INTEREST PROVISIONS; COLLATERAL.

Section 2.01    The Loan. Subject to the terms and conditions hereof and relying upon the representations and warranties set forth herein, Lender agrees to extend credit to Borrower in the following manner and upon the terms and conditions set forth below:

(a)    US $1,500,000.00 Term Loan. Simultaneous with execution and delivery of this Agreement, Borrower shall execute and deliver to Lender that certain Term Promissory Note made payable to Lender by Borrower dated effective as of the date hereof, and in the original principal amount of One Million Five Hundred Thousand and 00/100ths US Dollars (US $1,500,000.00) which shall be due and payable as provided therein on the Maturity Date (the “Note”). Borrower shall repay the Note in accordance with the terms and conditions set forth therein as the same may be amended, modified, restated, extended, renewed, superseded or replaced from time to time, with interest and premium thereon as set forth therein.

(b)    Purpose of the Loan. The Loan shall be used by Borrower solely for payment of fees and expenses owed by Borrower to its contract research organization, Pharmaceutical Product Development, in respect of its Study of Nab-Paclitaxel and Gemcitabine With or Without SBP-101 in Pancreatic Cancer (ASPIRE) clinical trial (identified by clinicaltrials.gov ID NCT05254171), for other working capital purposes, and to pay any fees or expenses in connection with the Loan.

(c)    Fair Value. Borrower represents, warrants, acknowledges and agrees that: (i) the terms of the Loan, including without limitation the interest and premium due and payable on the Note, were negotiated in good faith between unrelated parties acting at arms’ length and are fair market value terms; (ii) the making of the Loan by Lender is vitally important to Borrower’s research, development and Qualifying Financing efforts and without the Loan Borrower’s efforts would be jeopardized; (iii) Borrower does not have access to other financing or capital in the urgent time frame in which it needs the Loan proceeds; and (iv) the interest and premium due and payable by Borrower under the Note represent reasonable and fair value in consideration of Lender’s making of the Loan under the circumstances, and are not a penalty.

Section 2.02    Payments. All payments to be made by Borrower on account of the Note will be made by Borrower without setoff, deduction, offset, recoupment or counterclaim in immediately available funds. Borrower shall make all payments of principal and interest on the Note and all other Obligations no later than 12:00 p.m. (Noon), Eastern time, on the Business Day such payments are due; any and all amounts paid after such time shall be credited on the next Business Day. All payments by Borrower under the Loan Documents will be in United States Dollars, and, unless otherwise provided in this Agreement or instructed by Lender in writing from time to time, Borrower will make all payments required under this Agreement and under any of the other Loan Documents in immediately available funds to an account designated by Lender from time to time.

Section 2.03    Collateral. As security for the payment of the Obligations, as well as all other sums that are recoverable by Lender under the Loan Documents, Borrower shall assign to Lender and grant to Lender a first priority security interest in all of Borrower’s right, title and interest in, to and under the Asset Purchase Agreement.

Section 2.04    Costs of Lender. Borrower agrees to pay, upon demand by Lender, all of Lender’s reasonable costs and expenses (including, without limitation, any filing fees, its reasonable attorneys’ fees, court costs, litigation and other expenses) incurred or paid by Lender in enforcing this Agreement or the Loan Documents or in enforcing any of Lender’s rights or Borrower’s obligations including, without limitation, any and all such costs and expenses incurred or paid by Lender in defending Lender’s title or right to the Collateral or in collecting or enforcing payment of the Collateral and all costs of filing UCC-3 termination statements with respect to the Collateral.

Section 2.05    Taxes. All payments of principal and interest on the Loan and all other amounts payable hereunder or any other Loan Document shall be made free and clear of and without deduction for any Taxes, except as required by Applicable Law. If any Indemnified Taxes are directly asserted against Lender (or any of its Affiliates) with respect to a payment received hereunder or any other Loan Document or with respect to, or arising from, the obligations of the Borrower under any Loan Document, the Borrower shall indemnify Lender, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Taxes imposed or asserted on or attributable to amounts payable under this Section 2.06) payable or paid by Lender and any reasonable, out-of-pocket expenses arising therefrom or with respect thereto (including reasonable, out-of-pocket attorneys' or tax advisor fees and expenses), whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to Borrower by Lender shall be conclusive and binding absent manifest error.

Section 2.06    Usury. If any provision of this Agreement or any Loan Document would obligate Borrower to make any payment of interest or other amount payable to Lender in an amount or calculated at a rate which would be prohibited by Applicable Laws or would result in a receipt by Lender of “interest” at a “criminal rate” or a “usurious rate”, then, notwithstanding such provision, such amount or rate shall be deemed to have been adjusted with retroactive effect to the maximum amount or rate of interest, as the case may be, as would not be so prohibited by Applicable Laws or so result in a receipt by Lender of “interest” at a “criminal rate” or a “usurious rate,” such adjustment to be effected, to the extent necessary (but only to the extent necessary), as follows:

(a)         first, by reducing the amount or rate of interest and premium; and

(b)         thereafter, by reducing any fees, commissions, costs, expenses, and other amounts required to be paid to Lender.

ARTICLE III. CONDITIONS PRECEDENT. The obligation of Lender to make the Loan under the Note is subject to (1) the performance (or waiver by Lender in its sole discretion) of all of the obligations of Borrower to be performed hereunder at, prior to or subsequent to the making of the Loan, as applicable, and (2) the satisfaction (or waiver by Lender in its sole discretion) of all of the following conditions:

Section 3.01    Loan Documents. All Loan Documents shall be duly executed by Borrower, and delivered to Lender, all of which shall be in form and substance reasonably satisfactory to Lender and to counsel for Lender.

Section 3.02    Representations and Warranties; No Defaults. Each and every representation and warranty made by Borrower contained herein or in any of the other Loan Documents shall be substantially true, complete and accurate as of the date hereof and no Event of Default shall exist which has not been cured to Lender’s satisfaction as of the date hereof.

Section 3.03    Resolutions and Records. There shall have been delivered to Lender all of the following for Borrower:

(a)    Certified or unanimous consent resolutions of Borrower signed by the Directors of the Board of Directors thereof and authorizing Borrower to enter into the Loan Documents to which Borrower is a party and to take all action relative to this Agreement and the other Loan Documents; authorizing the persons whose names appear on any Loan Document to sign the same and containing the true signatures of such persons on which Lender may conclusively rely;

(b)    A copy of the Certificate of Incorporation and the Bylaws of Borrower as in effect on the date hereof;

(c)    A certificate of good standing for Borrower from its jurisdiction of organization; and

(d)    All such other approvals, documents or instruments as Lender or Lender’s counsel may reasonably request.

Section 3.04    No Change in Condition. There shall have been no Material Adverse Change with respect to Borrower since the date of the most recent financial information that has been furnished to Lender.

Section 3.05    Lien Searches. Lender is authorized to obtain: (a) acknowledgment copies for all UCC-1 Financing Statements duly filed under the Uniform Commercial Code in the appropriate offices in all jurisdictions necessary or, in the opinion of Lender, desirable to perfect the security interests created by the Security Documents; and (b) a lien report indicating that no Person has any Lien or security interest in any Collateral other than Lender and those Persons being discharged and paid in full on the Closing Date. In addition, Borrower shall have authorized Lender to file all Financing Statements necessary or, in the opinion of Lender, desirable to perfect the security interests created by the Security Documents.

Section 3.06    Costs and Expenses. Borrower shall have paid or reimbursed Lender for all reasonable costs and expenses of Lender for which Borrower is responsible pursuant to the terms of the Loan Documents.

Section 3.07    Insurance. There shall be delivered to Lender certificates of casualty and liability insurance coverage for Borrower as required by Section 5.01(f).

Section 3.08    No Litigation. There shall be no pending or threatened (in writing) action or proceeding before any Governmental Authority against or affecting Borrower that could reasonably be expected to affect the ability of Borrower to make any payment or perform any other material obligation required under this Agreement or any other Loan Document.

Section 3.09    Miscellaneous Matters. All legal details and proceedings in connection with the transactions contemplated by this Agreement and all Loan Documents delivered to or held on behalf of Lender pursuant to this Agreement shall be in form and substance reasonably satisfactory to Lender and to counsel for Lender, and Lender shall have received all such other counterpart originals or certified or other copies of such documents and proceedings in connection with such transactions, in form and substance reasonably satisfactory to Lender and said counsel, as Lender or said counsel may reasonably request.

ARTICLE IV. REPRESENTATIONS AND WARRANTIES. Borrower hereby represents and warrants to Lender (each of which shall be deemed to be a continuing representation and warranty until such time as all Debt evidenced by the Loan Documents shall have been paid in full and Borrower has no further liability to Lender under the Loan Documents) that:

Section 4.01    Organization and Qualification. Borrower:

(a)    is duly incorporated, validly existing and in good standing under the laws of the state of its incorporation;

(b)    has the lawful power to engage in the business it presently conducts; and

(c)    is duly licensed or qualified and in good standing as a corporation in each jurisdiction where the nature of the business transacted by Borrower makes such licensing or qualification necessary.

Section 4.02    Power and Authority. Borrower has the power and authority to enter into and carry out this Agreement and the other Loan Documents delivered by Borrower in connection herewith, to execute and deliver such Loan Documents, and to perform Borrower’s obligations under the Loan Documents. Borrower has the power and authority to make the borrowing contemplated hereby and all such actions have been fully authorized by all necessary proceedings on the part of Borrower.

Section 4.03    Validity and Binding Effect. This Agreement and the other Loan Documents have been duly and validly executed and delivered by Borrower. This Agreement and the other Loan Documents constitute legal, valid and binding obligations of Borrower enforceable against Borrower in accordance with their respective terms, except as may be limited by applicable bankruptcy, insolvency, reorganization or other laws affecting creditors’ remedies. No authorization, approval, exemption or consent by any Governmental Authority or any other Person is required in connection with the authorization, execution, delivery and carrying out of the terms of the Loan Documents by Borrower.

Section 4.04    No Conflict. Neither the execution and delivery of this Agreement or the other Loan Documents, Borrower’s consummation of the transactions contemplated herein or therein, nor compliance with the terms and provisions hereof or thereof will conflict with or result in any default under or breach or violation of the terms and conditions of the Certificate of Incorporation, the Bylaws or other similar constituent documents of Borrower; any state or federal law or regulation or any order, writ, injunction or decree of any court or Governmental Authority applicable to Borrower; or any agreement or instrument to which Borrower is a party or to which Borrower is subject or which will constitute a default thereunder or which will result in the creation or enforcement of any Lien, charge or encumbrance whatsoever upon any property of Borrower, except for Permitted Liens.

Section 4.05    Other Agreements. Borrower is not a party to any indenture, loan, or credit agreement, or to any lease or other agreement or instrument, or subject to any charter or company or corporate restriction which could have a Material Adverse Change on the business, properties, assets, operations or conditions, financial or otherwise, of Borrower or the ability of Borrower to carry out its respective obligations under the Loan Documents to which it is a party. Borrower is not in default in any respect in the performance, observance, or fulfillment of any of the material obligations, covenants, or conditions contained in any agreement or instrument to which Borrower is a party, other than the payment of money.

Section 4.06    Litigation. There are no actions, suits, proceedings or investigations pending or, to Borrower’s knowledge, threatened against Borrower at law or in equity before any court or before any arbitrator or any federal, state, municipal or any Governmental Authority, whether or not covered by insurance, individually or in the aggregate, (a) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, may result in a Material Adverse Change with respect to Borrower or impair Borrower’s ability to perform its obligations under the Loan Documents or (b) that involve any Loan Document or the transactions contemplated therein. Borrower is not in violation of or in default with respect to any order, writ, injunction or any decree of any court or any federal, state, municipal or other Governmental Authority which may result in a Material Adverse Change with respect to Borrower.

Section 4.07    Title to Assets; No Liens and Encumbrances on Collateral. Borrower has good and marketable title to the assets reflected on the most recent balance sheet submitted to Lender, free and clear from all Liens, except for Permitted Liens. Assuming Lender receives all of the Loan Documents which have been properly executed, duly authorized and properly recorded, Lender shall possess a valid and duly perfected first priority security interest against the Collateral, subject only to the Permitted Liens.

Section 4.08    Tax Returns and Taxes. Borrower is in material compliance with all laws, regulations, rulings, orders, injunctions, decrees, conditions or other requirements applicable to or imposed upon Borrower by any Applicable Laws or by any Governmental Authority. Borrower has filed all required tax returns and reports that are now required to be filed by it in connection with any federal, state and local tax, duty or charge levied, assessed or imposed upon Borrower or its assets, including unemployment, social security, and real estate taxes. Borrower has paid all taxes which are now due and payable. No taxing authority has asserted or assessed any additional tax liabilities against Borrower which are outstanding on this date, and Borrower has not filed for any extension of time for the payment of any tax or the filing of any tax return or report other than those being contested in good faith.

Section 4.09    General Validity. No representation or warranty by Borrower contained herein or made by Borrower or any other Person in any other Loan Document contains any untrue statement of material fact or omits to state a material fact necessary in order to make such representation or warranty not misleading in light of the circumstances under which it was made. There are no facts which materially and adversely affect the business, operations, affairs or condition of Borrower other than those facts disclosed to Lender in writing prior to the Closing Date or as set forth herein. As of the date hereof, Borrower has disclosed to the Lender all agreements, instruments and corporate or other restrictions to which it is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Change to Borrower.

Section 4.10    Operation of Business. Borrower has made application for or otherwise possesses all material licenses, permits, franchises, patents, copyrights, trademarks and trade names, or rights thereto, to conduct its business substantially as now conducted and as presently proposed to be conducted.

Section 4.11    Financial Statements; No Material Adverse Change. The financial information and other documents of Borrower previously furnished to Lender are true, complete and accurate and are not misleading in any material respect. There has been no Material Adverse Change with respect to Borrower since the date of the most recent financial information that has been furnished to Lender. All financial statements and other financial information furnished to Lender fairly and accurately represent the financial condition of Borrower as of their respective dates in all material respects and have been prepared in accordance with GAAP. Borrower does not have any material liabilities, direct or contingent, except as disclosed in their its statements.

Section 4.12    No Bankruptcy Filing. Borrower is not contemplating either the filing of a petition by it under any state or federal bankruptcy or insolvency law or the liquidation of all or a major portion of its property, and Borrower has no knowledge of any Person contemplating the filing of any such petition against Borrower. In addition, neither Borrower, nor any parent, principal or Affiliate of Borrower, nor any of its constituent members, has been a party to, or the subject of, any Bankruptcy Proceeding, and neither Borrower, nor any parent, principal or Affiliate of Borrower, nor any of its constituent members, has ever made an assignment for the benefit of creditors or taken advantage of any state or federal bankruptcy or insolvency law for the benefit of debtors.

Section 4.13    Fraudulent Transfer; Solvency. Borrower has not entered into the Loan or any Loan Document with the actual intent to hinder, delay, or defraud any creditor, and Borrower has received reasonably equivalent value in exchange for their respective obligations under the Loan Documents. Borrower is Solvent and upon consummation of the transactions contemplated herein will be Solvent. “Solvent” means that: (i) the total amount of Borrower’s assets is in excess of the total amount of its liabilities (including contingent liabilities), at a fair valuation; (ii) Borrower does not have unreasonably small capital for the business and transactions in which Borrower is engaged or is about to engage; and (iii) Borrower does not intend to or believe it will incur obligations beyond its ability to pay as they become due.

Section 4.14    Employment Matters. The hours worked by and payments made to employees of Borrower have not been in violation of the Fair Labor Standards Act or any other Applicable Law dealing with such matters. All payments due from Borrower, or for which any claim may be made against Borrower, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of Borrower.

Section 4.15    ERISA. Borrower is not, nor will be an “employee benefit plan” as defined in Section 3(3) of ERISA, which is subject to Title I of ERISA. As of the Closing Date, Borrower is not, nor will be (a) an employee benefit plan subject to Part 4 of Subtitle B of Title I of ERISA, (b) a plan or account subject to Section 4975 of the Internal Revenue Code, (c) an entity deemed to hold “plan assets” of any such plans or accounts for purposes of ERISA or the Internal Revenue Code, as determined pursuant to Section 3(42) of ERISA, or (d) a “governmental plan” within the meaning of Section 3(32) of ERISA. Transactions by or with Borrower are not and will not be subject to any state or other statute, regulation or other restriction regulating investments of, or fiduciary obligations with respect to, governmental plans within the meaning of Section 3(32) of ERISA which is similar to the provisions of Section 406 of ERISA or Section 4975 of the Code and which prohibit or otherwise restrict the transactions contemplated by this Agreement, including but not limited to the exercise by Lender of any of its rights under the Loan Documents. Borrower is not, nor is any member thereof a “controlled group of corporations” (within the meaning of Section 414 of the Code) maintains, sponsors or contributes to a “defined benefit plan” (within the meaning of Section 3(35) of ERISA) or a “multiemployer pension plan” (within the meaning of Section 3(37)(A) of ERISA).

Section 4.16    Foreign Person. Borrower is not a “foreign person” within the meaning of Section 1445(f)(3) of the Code.

Section 4.17    Anti-Corruption Laws and Sanctions. None of (a) Borrower, any of its directors or officers or employees, or (b) to the knowledge of Borrower, any agent of Borrower that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person. No Advance, use of proceeds, the Loan transaction or other transaction contemplated by this Agreement or the other Loan Documents will violate Anti-Corruption Laws or applicable Sanctions.

Section 4.18    Proceeds. The Loan Proceeds will be used, whether directly or indirectly, as set forth in Section 2.01 hereof.

Section 4.19    Asset Purchase Agreement. There is no existing or continuing breach, default or event of default by the Borrower or, to Borrower’s knowledge, by the Lender, or any fact or circumstance that with the giving of notice, the passage of time, or both, would constitute a breach, default or event of default by the Borrower or, to the Borrower’s knowledge, by the Lender, under the Asset Purchase Agreement.

Section 4.20    Accuracy of Information. All material factual information, including without limitation, all reports, certificates, projections, exhibits and status updates furnished to Lender by Borrower for purposes of, or in connection with, this Agreement or the other Loan Documents is true, complete and accurate in every material respect on the date that such information was provided to Lender and as of the date of execution and delivery of this Agreement to Lender.

ARTICLE V. AFFIRMATIVE COVENANTS.

Section 5.01    Affirmative Covenants Other Than Reporting Requirements. Borrower hereby covenants and agrees that until payment in full of the Note and all other Debt evidenced by the other Loan Documents or unless otherwise consented to in writing by Lender, Borrower shall:

(a)    Preservation of Existence, etc. Maintain its existence as a corporation and its licenses or qualifications and good standing and all requisite authority to conduct business in each jurisdiction in which its ownership, use or lease of property or the nature of its business or both makes such licenses or qualifications necessary.

(b)    Payment of Liabilities, Including Taxes, etc. Duly pay and discharge all obligations to which Borrower is subject or which are asserted against Borrower, promptly as and when the same shall become due and payable, including all taxes, assessments and governmental charges levied upon Borrower or any of the properties, assets, income or profits of Borrower, prior to the date on which penalties attach thereto, except to the extent that such obligations, including taxes, assessments or charges, are being contested in good faith by appropriate proceedings diligently conducted and for which such reserves or other appropriate provisions, if any, have been made as reasonably required by Lender, and the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Change with respect to Borrower.

(c)    Visitation Rights; Audit. Permit any of the officers or authorized employees or representatives of Lender access to Borrower’s properties, books and records, during normal business hours, and upon reasonable prior notice, including permission to: (i) examine, copy and make abstracts from any such books and records and such other information which might be helpful to Lender in evaluating the status of the Obligations as it may reasonably request from time to time; and (ii) communicate directly with any of Borrower’s executive officers, accountants or other financial advisors with respect to the business, financial condition and other affairs of Borrower. Borrower shall give Lender reasonable access to the Collateral and the other property securing the Obligations for the purpose of performing examinations thereof and to verify its condition or existence during normal business hours and upon reasonable prior notice.

(d)    Keeping of Records and Books of Account. Maintain and keep proper books of record and account in accordance with GAAP and in which full, true and correct entries shall be made of all of Borrower’s operations and business and financial affairs, except for variations which individually and in the aggregate are not material.

(e)    Compliance with Loan Documents, etc. Comply in all material respects with the terms and conditions of the Loan Documents and all other related instruments and agreements to which Borrower is a party or by which Borrower or any of Borrower’s properties may be bound.

(f)    Insurance. At its own cost, Borrower shall obtain and maintain (i) insurance in such amounts and against such risks, including without limitation loss, destruction or damage to its properties and business, loss in transit; theft, burglary, pilferage, larceny, embezzlement and other criminal activities; business interruption and general liability) and such other hazards, of the kinds and in the amounts customarily insured against by financially sound corporations with established reputations engaged in the same or similar business as Borrower and, in any event, sufficient to fully protect Lender's interest in the Collateral, and of the kinds and in the amounts customarily insured against by companies with established reputations engaged in the same or similar business as Borrower, and (ii) all insurance required pursuant to the Loan Documents.

All such policies shall (i) be issued by financially sound and reputable insurers, (ii) name Lender as an additional insured and, where applicable, as lender loss payee under a lender loss payable endorsement satisfactory to Lender and (iii) shall provide for thirty (30) days written notice to Lender before such policy is altered or canceled.

Concurrently herewith, Borrower shall deliver to Lender certificates with premiums prepaid evidencing the insurance required hereunder, and such other information in reasonable detail as to the insurance so maintained as Lender may request.

(g)    Further Assurances. Upon request by Lender, promptly cure any defects in the creation, issuance and delivery of the Loan Documents, including this Agreement and execute any additional documents as Lender may deem necessary or appropriate, in its sole discretion. Borrower, at their expense, shall promptly execute and deliver to Lender, upon request, all such other and further documents, agreements and instruments reasonably required to ensure compliance with or the accomplishment of the covenants and agreements of Borrower in the Loan Documents, including this Agreement, or to evidence further and to describe more fully any Collateral or other property intended as security for the Note or to correct any omissions in the Loan Documents, or to state more fully the obligations set out in this Agreement or in any of the other Loan Documents, or to perfect, protect or preserve any liens created pursuant to any of the Loan Documents, or to make any recordings, to file any notices or to obtain any consents, all as may be necessary or determined by Lender in good faith to be reasonably appropriate in connection therewith.

(h)    No Agreement to Waive, Etc. Acknowledge that Lender has no obligation to waive any rights, grant any concessions or extend financing to Borrower except to the limited extent and subject to the terms, contingencies, exceptions, limitations and conditions expressly provided in this Agreement, and Borrower shall not make any representation to the contrary to any Person.

(i)    Qualifying Financing. Use commercially reasonable efforts to complete successfully a Qualifying Financing by December 31, 2024.

(j)    Qualifying Transaction. Use commercially reasonable efforts to complete a Qualifying Transaction within three hundred sixty-five (365) days of the effective date of this Agreement.

(k)    Compliance with Laws. Comply in all material respects with all Applicable Laws, rules, regulations and orders, including, without limitation, all applicable covenants and restrictions of record and all valid laws, statutes, codes, ordinances, orders, judgments, decrees, injunctions, franchises, permits, licenses, including, without limitation, the Americans With Disabilities Act and regulations thereunder and all laws, ordinances, rules and regulations relating to zoning, health, building codes and setback requirements, of any Governmental Authority.

Section 5.02    Reporting Requirements. Borrower covenants and agrees that, until payment in full of the Note and all other Debt evidenced by the other Loan Documents or unless otherwise consented to in writing by Lender, Borrower will furnish, or cause to be furnished, to Lender the following:

(a)    Notice of Regulatory Matters. Promptly upon learning of the occurrence of any of the following, written notice thereof which describes the same and the steps being taken by Borrower with respect thereto: (i) the receipt of any notice from any Governmental Authority, including without limitation the Securities and Exchange Commission, concerning any material violation or potential material violation (or with respect to the Securities Exchange Commission, any violation or potential violation) of any regulations, rules or laws applicable to Borrower; or (ii) the occurrence of any personal injury or other action that is not covered by insurance (or if presumably covered by insurance, the applicable insurance company has not confirmed coverage or liability for payment in writing) reasonably likely to give rise to a tort claim against Borrower for an aggregate amount equal to or in excess of One Hundred Thousand and 00/100ths Dollars ($100,000.00) in the aggregate during any 12-month period and that is not otherwise covered in full by insurance (subject to normal deductibles).

(b)    Insurance Reports. (i) At any time during the continuance of an Event of Default and upon the request of Lender, a certificate signed by a duly authorized officer of Borrower that summarizes the property, casualty and liability insurance policies carried by Borrower and that certifies that Lender is named as additional insured of all property, casualty and liability insurance policies (such certificate to be in form and substance satisfactory to Lender), and (ii) written notification of any material change in any such insurance within five (5) days after receipt of any notice (whether formal or informal) of such change by any of its insurers.

(c)    Notice of Litigation. Promptly after commencement thereof but in any event within ten (10) days after the service thereof, notice of all actions, suits, and proceedings before any court or Governmental Authority, which could result in a Material Adverse Change with respect to Borrower.

(d)    Casualty and Condemnation. (i) Provide prompt written notice of any casualty or other insured damage to any material portion of the Borrower’s assets or properties or the commencement of any action or proceeding for the taking of any material portion of the Borrower’s assets or properties or interest therein under power of eminent domain or by condemnation or similar proceeding and (ii) ensure that the net proceeds of any such event (whether in the form of insurance proceeds, condemnation awards or otherwise) are collected and applied in accordance with the applicable provisions of the Loan Documents.

(e)    Notice of Changes. Within ten (10) days after the completion of such change by Borrower, notice of: (i) change in the executive management of Borrower; (ii) change in the authorized signer(s) of Borrower; (iii) change in Borrower’s principal office address; (iv) change in the Borrower’s state of incorporation; (v) conversion of Borrower to a new or different type of business entity; (vi) change in any other aspect of Borrower that directly or indirectly relates to any agreements between Borrower and Lender; (vii) any material change or amendment to the Certificate of Incorporation or Bylaws of Borrower; and (viii) any material change in accounting or financial reporting practices by Borrower.

(f)    Notice of Defaults and Events of Default. (i) As soon as possible and in any event within ten (10) days after the occurrence of each Event of Default, a written notice setting forth the details of such Event of Default and the action which is proposed to be taken with respect thereto; and (ii) prompt written notice of (A) the creation or discovery of any material additional contingent liability or the occurrence of any other change that could result in a Material Adverse Change with respect to Borrower, or (B) the occurrence of any event, or presence of any condition, which constitutes an Event of Default hereunder or which with the giving of notice, the passing of time, or both, would constitute an Event of Default hereunder, or would that could result in a Material Adverse Change with respect to Borrower, Borrower’s business operations, the ability of Borrower or any other party to perform its obligations pursuant to the Loan Documents to which it is a party.

(g)    Financial Reporting Requirements. All financial statements of Borrower submitted to Lender pursuant to this Agreement shall fairly reflect in all material respects the financial condition of Borrower and shall be prepared in accordance with GAAP.

(h)    Communication with Accountants. Borrower authorizes Lender to communicate directly with its independent certified public accountants and authorizes and shall instruct those accountants and advisors to communicate to Lender information relating to Borrower with respect to the business, results of operations and financial condition of Borrower.

(i)    General Information. In addition to any other financial reporting requirements of Borrower to Lender, Borrower agrees to furnish to Lender, at times and frequencies determined reasonably appropriate by Lender in its sole discretion from time to time, such financial information and other reports with respect to Borrower’s financial condition and business operations. Furthermore, Lender, in its sole discretion, reserves the ability to change the required times and frequencies of submissions of financial statements by Borrower by providing thirty (30) days advance written notice of such change.

ARTICLE VI. NEGATIVE COVENANTS. Borrower hereby covenants, unless as part of effecting a Qualifying Financing, that until payment in full of the Note and all other Debt evidenced by the other Loan Documents or unless otherwise consented to in writing by Lender, Borrower shall not permit or cause any of the following:

Section 6.01    Liens. Create, incur, assume or suffer to exist any Lien whatsoever on any of the Collateral or assign, transfer or sell all or any part of the Collateral to any party other than Lender, except (collectively, “Permitted Liens”):

(a)    Lender Liens. Liens in favor of Lender;

(b)    Tax Liens and Contested Liens. Liens for taxes or assessments or other government charges or levies if not yet due and payable or, if due and payable, if they are being contested in good faith by appropriate proceedings diligently conducted;

(c)    Statutory Liens. Liens imposed by law, such as mechanics, materialmen, landlords, warehousemen and carrier Liens, and other similar Liens, securing obligations incurred in the ordinary course of business which are not past due or which are being contested in good faith by appropriate proceedings diligently conducted and for which appropriate reserve or other appropriate provisions, if any, have been established as required by Lender; and

(d)    Ordinary Course Liens. Liens, deposits, or pledges to secure the performance of public or statutory obligations, surety, stay, appeal, indemnity, performance or other similar bonds, or purchase money security interests securing amounts not in excess of Ten Thousand and 00/100ths Dollars ($10,000.00), or other similar obligations arising in the ordinary course of business.

Section 6.02    Liquidation or Merger or Sale of Assets; Continuity of Business Operations. Borrower to: (a) cease operations as presently conducted, liquidate or merge or consolidate with or into any other Person or take any action in furtherance of any thereof; (b) permit any other Person to consolidate with or merge into Borrower; (c) sell, convey, assign, lease or otherwise transfer or dispose of, in a single transaction or a series of related transactions, substantially all of Borrower’s assets, except for sales in the ordinary course of business and dispositions of property which is obsolete and not used or useful in its business; (d) change Borrower’s name; (e) effect or permit any Change of Control; (f) consummate a Division as the Dividing Person; or (f) acquire all or substantially all of the assets of another Person. For purposes of clarity, (x) “dispose” as used in this Section 6.02 means the sale, transfer, license, lease or other disposition (in one transaction or in a series of transactions and whether effected pursuant to a Division or otherwise) of any property by any Person (including any sale and leaseback transaction and any issuance of equity interests by a Subsidiary of such Person), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith and (y) “Division” as used in this Section 6.02 means the division of the assets, liabilities or obligations of a Person (the “Dividing Person”) among two or more Persons (whether pursuant to a “plan of division” or similar arrangement), which may or may not include the Dividing Person and pursuant to which the Dividing Person may or may not survive.

For purposes of clarity, Borrower shall not be prohibited from taking any of the actions set forth in this Section 6.02 so long as the Obligations are paid in full simultaneous with the taking of such actions.

Section 6.03    Change in Business. Borrower to engage, directly or indirectly, in any line of business substantially unrelated from the business conducted by it as of the date hereof, or engage in business or lines of business which are not reasonably related thereto.

Section 6.04    Contracts and Agreements. Except in the ordinary course of its business, Borrower to become or be a party to any contract or agreement which would breach this Agreement, or breach any other instrument, agreement or document to which Borrower is a party or by which it is or may be bound (except for breaches of any other instrument, agreement or document which would not reasonably be expected to result in a Material Adverse Change).

Section 6.05    Guarantees. Borrower to guarantee, endorse or otherwise become surety for or upon the obligation of others, except if such guarantee is made in favor of Lender.

Section 6.06    Additional Debt. Borrower to incur, create assume or permit to exist any additional Debt (other than (1) Debt set forth on Schedule 6.06 attached hereto and incorporated herein by reference (the “Debt Schedule”), (2) the Obligations, and (3) Debt evidenced by a convertible note instrument where the terms of the instrument provide for repayment solely in equity securities of Borrower.

Section 6.07    Prepayments. Borrower to voluntarily prepay any Debt owing by Borrower prior to the stated maturity date thereof other than the Obligations.

Section 6.08    Issuance of Securities. Borrower to create, issue or authorize: (a) any additional Ownership Interests in Borrower other than Ownership Interests issued and outstanding on the date hereof; or (b) any option, warrants, rights or contracts entitling any Person to purchase or acquire any Ownership Interests in Borrower other than options to employees and consultants issued pursuant to the Company’s Equity Incentive Plan. For purposes of clarity, Borrower shall not be permitted to take any actions otherwise permitted under this Section 6.08, if after giving effect to the action, a Change of Control will occur unless the Obligations are paid in full in connection with such Change of Control.

Section 6.09    Lend. Borrower to lend any sum of money to any Affiliate or third party other than loans to Subsidiaries of the Borrower in the ordinary course of business under intercompany loan agreements existing as of the Closing Date.

Section 6.10    Amendment of Material Documents. Borrower to amend, modify or waive its Certificate of Incorporation, Bylaws or other organizational or governing documents, to the extent any such amendment, modification or waiver would be materially adverse to Lender. Notwithstanding any provisions to the contrary in this Section 6.10, Borrower may amend its Certificate of Incorporation to effect a reverse stock split with a ratio ranging from 1-for-10 and 1-for-45, as determined by the Board of Directors and previously approved by Borrower’s stockholders.

Section 6.11    Distributions. Borrower shall not: (i) declare or pay any Distribution on its Ownership Interests, (ii) make any payments of any kind to its shareholders (including, without limitation, debt repayments (other than the repayment of Debt expressly permitted pursuant to Section 6.07 of this Agreement), payments for goods or services or otherwise, but excluding ordinary salary payments to shareholders employed by Borrower), (iii) redeem any Ownership Interests, or (iv) withdraw from Borrower’s capital accounts amounts which exceed one dollar ($1.00) in any fiscal year.

Section 6.12    Payment of Sucampo Debt. Borrower to make any payments to Sucampo GmbH (“Sucampo”) on the Debt owed to Sucampo by Cancer Prevention Pharmaceuticals, Inc. and guaranteed by Panbela Therapeutics, Inc.

ARTICLE VII. EVENTS OF DEFAULT. Each of the following shall be an Event of Default under this Agreement and the other Loan Documents:

Section 7.01    Payment Default under the Note. Borrower fails to pay any installment of principal or interest on the Note within five (5) days of its due date without notice from Lender.

Section 7.02    Payment Default in Other Obligations to Lender. Borrower fails to pay any sum (other than principal or interest on the Note) that is due to Lender under any of the Loan Documents within five (5) Business Days following notice from Lender that the same is due and payable.

Section 7.03    Default in Other Obligations to Lender or Affiliates. The occurrence of a default and the expiration of the applicable notice and cure period, if any, under any of the Loan Documents or any other material obligation or agreement of Borrower to or with Lender or any of its Affiliates, whether now existing or hereafter arising.

Section 7.04    Breach of Representation or Warranty. Any representation or warranty made or deemed made by Borrower in this Agreement, the other Loan Documents, or in any certificate, document, opinion, or financial or other statement furnished at any time under or in connection with any Loan Document proves to have been incorrect in any material respect on or as of the date made or deemed made, and the same cannot be cured by Borrower within fifteen (15) Business Days.

Section 7.05    Breach of Covenant. Borrower fails to perform or observe any term, covenant or agreement on its part to be performed or observed in any of the Loan Documents (other than a failure to pay any sum to Lender when due) to which Borrower is a party and such failure shall continue for a period of thirty (30) days after written notice to Borrower from Lender describing the nature of the failure; provided that if such failure by its nature can be cured but cannot be cured within thirty (30) days and Borrower commences to cure such failure during the aforementioned cure period and is diligently and in good faith attempting to effect such cure, the aforementioned cure period shall be extended for an additional thirty (30) days, but in no event shall the entire cure period be longer than ninety (90) days in the aggregate; provided further, that an Event of Default shall occur immediately and without any cure period if any such failure relates to the provisions contained in Sections 6.02 or 6.10 of this Agreement.

Section 7.06    Failure to Pay Debt. Borrower: (a) fails to pay any Debt owed to Lender, or any interest or premium thereon, when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise); or (b) fails to perform or observe any material term, covenant, or condition on the part of any Borrower to be performed or observed under any agreement or instrument relating to any such Debt, when required to be performed or observed, if the effect of such failure to perform or observe is to accelerate, or to permit the acceleration after the giving of notice or passage of time, or both, of the maturity of such Debt, whether or not such failure to perform or observe shall be waived by the holder of such Debt; or any such Debt shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), prior to the stated maturity thereof.

Section 7.07    Insolvency. Borrower: (a) is unable to, or admits in writing the inability to, pay Borrower’s debts as such debts become due; (b) makes an assignment for the benefit of creditors, petitions or applies to any tribunal for the appointment of a custodian, receiver or trustee for Borrower or a substantial part of Borrower’s assets; (c) commences any proceeding under any bankruptcy Proceeding, reorganization, arrangement, readjustment of debt, dissolution, or liquidation law or statute of any jurisdiction whether now or hereafter in effect; (d) has any such petition or application filed or any such proceeding commenced against Borrower in which an order for relief is entered or adjudication or appointment is made and which remains undismissed for a period of sixty (60) days or more; (e) by any act or omission, indicates Borrower’s consent to, approval of, or acquiescence in any such petition, application, or proceeding, or order for relief, or the appointment of a custodian, receiver, or trustee for all or any substantial part of Borrower’s properties; (f) suffers any such custodianship, receivership, or trusteeship to continue undischarged for a period of sixty (60) days or more; or (g) becomes insolvent in that Borrower’s total assets are in the aggregate less than all of Borrower’s liabilities.

Section 7.08    Unpaid Judgments. One or more final judgments, decrees, or orders for the payment of money in excess of One Hundred Thousand and 00/100ths Dollars ($100,000.00) in the aggregate shall be rendered against Borrower and such judgments, decrees or orders shall continue unsatisfied and in effect for a period of thirty (30) consecutive days without being vacated, discharged, satisfied or stayed or bonded pending appeal.

Section 7.09    Invalid Documents. Any of the Loan Documents shall at any time after their execution and delivery and for any reason, other than payment in full of the obligations so secured, cease: (a) to create a valid and perfected first priority security interest against the Collateral, subject to the Permitted Liens, or other property purported to be subject thereto; or (b) to be in full force and effect or shall be declared null and void or the validity thereof is contested by Borrower or Borrower denies further liability or obligation under any of the Loan Documents, and such matter is not fully corrected or resolved to Lender’s satisfaction within thirty (30) days after notice with respect thereto from Lender.

Section 7.10    Other Defaults. Borrower defaults under any other agreement to which Borrower is a party, whether now existing or hereafter created, which materially and adversely affects Borrower’s business or financial condition or materially and adversely affects Borrower’s ability to satisfy its obligations under the Loan Documents.

Section 7.11    Sale of Collateral. Except as otherwise permitted under this Agreement, Borrower sells, assigns, transfers or conveys any interest whatsoever in any of the Collateral without the prior written consent of Lender.

Section 7.12    Unauthorized Liens on Collateral. Except for Permitted Liens, any further Lien or encumbrance is placed on any of the Collateral that is the subject of the Loan Documents (except to the extent and in the manner provided for in this Agreement), without the prior written consent of Lender.

Section 7.13    Material Adverse Change in Condition

. (a) If there should be Material Adverse Change of Borrower as determined by Lender in its reasonable discretion and such Material Adverse Change is not fully corrected to Lender’s satisfaction within thirty (30) days after notice with respect thereto from Lender; (b) Borrower is enjoined, restrained or in any way prevented by order of any Governmental Authority from conducting any material part of its business affairs; or (c) Borrower is indicted, or there has been (in writing) a threatened indictment of Borrower, under any criminal statute or any criminal or civil proceedings are commenced, or have been threatened in writing to be commenced, against Borrower pursuant to which the proceedings, penalties or remedies sought or available include forfeiture of any of the Collateral.

Section 7.14    Termination, Dissolution, Conversion or Liquidation of Borrower. If Borrower or any Person affiliated with Borrower takes any action that is intended to result in the termination, dissolution, conversion or liquidation of Borrower.

Section 7.15    Reportable Event. A Reportable Event (as defined in ERISA) occurs with respect to any employee benefit plan maintained by Borrower for its employees other than a Reportable Event caused solely by a decrease in employment, and the alleged violation associated with any such Reportable Event if not cured or otherwise resolved to Lender’s reasonable satisfaction within thirty (30) days of such Reportable Event; or a trustee is appointed by a United States District Court to administer any employee benefit plan; or the Pension Benefit Guaranty Corporation institutes proceedings to terminate Borrower’s employee benefit plans.

Section 7.16    Qualifying Financing. Borrower fails or is unable to complete a Qualifying Financing by December 31, 2024.

ARTICLE VIII. REMEDIES OF LENDER IN THE EVENT OF DEFAULT.

Section 8.01    Acceleration, etc. During the continuance of any Event of Default set forth above and without notice to Borrower, Lender may: (a) declare the outstanding principal balance owing under the Note, all accrued but unpaid interest thereon, and all other amounts payable under any of the Loan Documents or otherwise to be forthwith due and payable, whereupon the Note, all such interest and principal, and all such amounts shall become and be immediately due and payable without presentment, demand, protest, or further notice of any kind, all of which are hereby expressly waived by Borrower, without any action on the part of Lender; (b) avail itself of any and all remedies available to it in any of the Loan Documents including, without limitation, the appointment of receivers for the Collateral; and (c) avail itself of any and all other or additional remedies available by law or in equity. Notwithstanding the foregoing, upon the happening of any event specified in Section 7.07 above with respect to Borrower, the Obligations shall be immediately due and payable in full without declaration or other notice to Borrower.

Section 8.02    Enforcement of Rights. During the continuance of any Event of Default, Lender shall have the right to proceed to protect and enforce its rights by suit in equity, action at law or other appropriate proceedings either for specific performance of any covenant or condition contained in this Agreement or in any of the other Loan Documents, or in aid of the exercise of any power granted in this Agreement or any of the other Loan Documents.

Section 8.03    Foreclosure, Repossession and Sale of Collateral. During the continuance of any Event of Default, Lender shall have full power and authority to proceed to exercise any one or more of the rights accorded to it by the Uniform Commercial Code of the Commonwealth of Kentucky, the law of any other state or jurisdiction in which the Collateral may be located, or otherwise afforded to it by law, including the foreclosure and repossession of the Collateral. During the continuance of any Event of Default, Borrower’s right to use, sell, substitute, exchange or exercise any other rights relating to the Collateral and all proceeds thereof and income therefrom shall automatically terminate without notice from Lender to Borrower and Lender shall thereafter be entitled to foreclose, take possession of, receive, sell and collect the same. The Collateral and the proceeds of any sale thereof may be applied by Lender, in its sole discretion, against the obligations due under the Loan Documents or any other liabilities or obligations owed to Lender, and Lender may first apply the proceeds of such disposition to any and all expenses including, without limitation, advertising and storage costs and reasonable attorneys’ fees and legal costs, incurred by Lender in connection with or arising out of such disposition. Lender may send any written notice required by this Section 8.03 in the manner set forth in Section 9.04 hereof. Borrower agrees that ten (10) days’ notice by Lender to Borrower is reasonable notice of any sale of Collateral consisting of personal property. Lender shall have the right to sell that portion of the Collateral that is personal property at either public or private sale and shall have the right to bid upon and purchase any of the Collateral at any sale. Lender shall have the right to deliver the Collateral to the buyer at any public or private sale.

Section 8.04    Right to Proceed in Any Order. During the continuance of any Event of Default, Lender shall be entitled to exercise any and all of its rights and remedies in any order against Borrower and the Collateral and any other property and Persons as Lender determines in its sole discretion.

Section 8.05    Waiver of Marshaling of Assets. Borrower waives any requirement of marshaling of assets and all other legal or equitable doctrines that might otherwise require Lender to proceed against any Persons or any Collateral in any particular order.

Section 8.06    Remedies Cumulative; No Waiver of Rights by Lender. During the continuance of any Event of Default, Lender may choose to exercise and enforce any of its rights or remedies, or decline to exercise and enforce any of its rights or remedies, in Lender’s sole discretion. The failure of Lender to exercise and enforce any rights or remedies shall not prevent Lender from thereafter exercising or enforcing any such rights or remedies, nor shall such failure release any Person or property with respect to which Lender has any rights or remedies or in any way limit or diminish Lender’s rights with respect to any such property or Person. All of Lender’s rights and remedies shall be cumulative to the greatest extent permitted by law, may be exercised successively or concurrently, at any time and from time to time, and shall be in addition to all of those rights and remedies afforded Lender at law, in equity, or in bankruptcy. Any exercise of any right or remedy shall not be deemed to be an election of that right or remedy to the exclusion of any other right or remedy. Lender shall be entitled to recover from the cumulative exercise of all remedies the sum of: (a) the outstanding principal amount of the Note; (b) all accrued but unpaid interest with respect to the principal amount of the Note; (c) any other amounts that Borrower is required by the Loan Documents to pay to Lender; and (d) any costs, expenses or damages which Lender is otherwise permitted to recover under the terms of the Loan Documents, or at law or in equity.

Section 8.07    Application of Payments and Proceeds of Sale. All payments from Borrower to Lender under the Note or any of the other Loan Documents, and all payments to Lender from the sale or other disposition of Collateral, shall be applied by Lender in its discretion as follows: (a) to the payment of the reasonable costs and expenses of Lender and the reasonable fees and expenses of its counsel in connection with the administration or enforcement of Lender’s rights and remedies against Borrower, the Collateral and sale or collection thereof; (b) to the payment in full of all Obligations, applying such amounts first to accrued but unpaid interest and then to principal; and (c) the balance, if any, to Borrower or to any third party entitled thereto.

Section 8.08    No Obligation to Preserve Collateral. During the continuance of any Event of Default, Lender may, at its option, demand, sue for, collect, preserve or make any compromise or settlement with Borrower it deems desirable with reference to the Collateral. Lender shall not be bound to take any steps necessary to preserve the Collateral against other parties, which steps Borrower expressly agree to undertake.

Section 8.09    Attorney-in-Fact. Borrower hereby appoints Lender as its attorney-in-fact upon and during the occurrence of any Event of Default for the purpose of: (a) executing any documents necessary to perfect, amend, or to continue the mortgage lien or security interest granted in the Loan Documents or to demand termination of filings of other secured parties; (b) collecting the Collateral and holding the same as security for the Obligations or applying it to the payment of the Obligations in such order as Lender may determine, including but not limited to endorsing notes, checks, drafts, money orders, documents of title, instruments and items pertaining to payment, shipment or storage of any Collateral; and (c) otherwise dealing with the Collateral. The powers vested in said attorney are, and shall be deemed to be, coupled with an interest and cannot be revoked.

Section 8.10    Right of Set Off. Lender is hereby authorized, at any time and from time to time and regardless of whether or not an Event of Default is then existing or continuing, without notice to Borrower (any such notice being expressly waived), to set off and apply any indebtedness at any time owing by Lender to or for the credit or the account of Borrower, including without limitation any Milestone Payment under the Asset Purchase Agreement, against any and all of the obligations of Borrower now or hereafter due under this Agreement, the Note, any other Loan Document or the Asset Purchase Agreement (including without limitation any prepayment obligation), irrespective of whether or not Lender shall have made any demand under this Agreement, the Note, such other Loan Document or the Asset Purchase Agreement, and although such obligations may be unmatured or contingent or the Maturity Date may not have occurred. Lender agrees to promptly notify Borrower in writing after any such set off and application, provided that the failure to give such notice shall not affect the validity of such set off and application. The rights of Lender under this section are in addition to other rights and remedies (including, without limitation, other rights of set off) that Lender may have. No exercise of Lender’s rights of set off under this Agreement, the Note or any other Loan Document shall: (a) be deemed a reduction in or cessation of the Lender’s obligation to pay any Milestone Payment under the Asset Purchase Agreement, but rather shall constitute the manner of Lender’s payment only (and any such set off shall be deemed to be Lender’s payment of the Milestone Payment, in whole or in part, to the extent of the set off); or (b) impair, waive, extinguish, terminate or otherwise affect any milestone or other payments due or payable to Lender under any license or sublicense with a third party of or for the purchased assets under the Asset Purchase Agreement. Any provision in the Asset Purchase Agreement that could be construed to prohibit, prevent or invalidate any set off against the Milestone Payments is hereby waived and deemed amended by this Section 8.10.

Section 8.11    Cash Collateral. All income and proceeds from any of the Collateral shall be considered “cash collateral” as defined under the terms of the United States Bankruptcy Code and Borrower shall not have the right to use any of the cash collateral without first receiving leave from a bankruptcy court of competent jurisdiction and venue.

ARTICLE IX. MISCELLANEOUS PROVISIONS.

Section 9.01    No Implied Waiver; Cumulative Remedies; Writing Required. No delay or failure of Lender in exercising any right, power or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise thereof or any abandonment or discontinuance of steps to enforce such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The rights and remedies provided hereunder are cumulative and not exclusive of any rights or remedies (including, without limitation, the right of specific performance) which Lender would otherwise have. Any waiver, permit, consent or approval of any kind or character on the part of Lender of any breach or default under this Agreement, the Note or any other Loan Documents or any such waiver of any provision or condition hereof or thereof must be in writing and shall be effective only to the extent specifically set forth in such writing. Borrower acknowledges that with respect to this Agreement and its terms, Borrower is neither authorized nor entitled to rely on any representations, modifications or assurances in any form or as to any subject from any officer of Lender unless and until such representation, modification or assurance is set forth in writing and signed by such officer of Lender. Notwithstanding the foregoing, Borrower hereby authorize Lender to (i) correct any patent (or scrivener’s) errors or other erroneous content in the Loan Documents, (ii) date any dates and fill in any blanks or other missing content in any of the Loan Documents, and (iii) replace or substitute pages, as applicable, in each Loan Document that were changed to correct such errors or fill in such dates, missing content or blanks (each a “Corrected Document”), in each case, without the need for a written amendment signed by the parties. Without limiting the generality of any of the foregoing, Borrower further covenants that it shall execute, acknowledge and deliver, or cause to be executed, acknowledged or delivered (or, as applicable, re-execute, re-acknowledge and re-deliver), (A) each agreement, instrument or other document that was incorrectly drafted and signed at the Closing Date and (B) all such further assurances and other agreements, instruments or documents, and take or cause to be taken all such other actions, as Lender shall reasonably request from time to time to permit Lender to evidence or give effect to the express terms and conditions of this Agreement and the other Loan Documents and any of the transactions contemplated hereby, including to perfect (or continue the perfection of) and protect Lender’s Liens upon the Collateral, and shall take such other action as may be requested by Lender to give effect to or carry out the intent and purposes of this Agreement.

Section 9.02    Taxes. Borrower agrees to pay or cause to be paid any and all stamp, document, transfer or recording taxes, and similar impositions payable or hereafter determined to be payable in connection with this Agreement and any other Loan Document or other documents, instruments or transactions pursuant to or in connection herewith, and agrees to save Lender harmless from and against any and all present or future claims or liabilities with respect to, or resulting from any delay in paying or omission to pay, any such taxes or similar impositions.

Section 9.03    Holidays. Whenever any payment or action to be made or taken hereunder or under the Note or under the other Loan Documents shall be stated to be due on a day which is not a Business Day, such payment or action shall be made or taken on the next succeeding Business Day and such extension of time shall be included in computing interest or fees, if any, in connection with such payment or action.

Section 9.04    Notices. All notices and other communications given to or made upon any party hereto in connection with this Agreement or any of the other Loan Documents shall, except as herein or therein otherwise expressly provided, be in writing and mailed, faxed, sent by overnight express courier, or delivered to the addresses set forth herein or at such other address as shall be specifically designated by any such party. All such notices or other communications shall be effective, if mailed, within three (3) Business Days after being deposited in the U.S. mail, first class postage prepaid; if emailed, when emailed; if sent by overnight express courier, within one (1) Business Day after being deposited with such courier; or if delivered, when delivered.

Section 9.05    Reimbursement for Certain Expenses. Borrower agrees to pay, or cause to be paid, and save Lender harmless against liability for the payment of, all reasonable out-of-pocket expenses, including reasonable counsel and attorneys’ fees, incurred by Lender: (a) in defending against or otherwise responding to any claims by Borrower against Lender or any dispute between Borrower and Lender with respect to this Agreement or the other Loan Documents or in any way connected with or related or incidental to the dealings of the parties hereto or any of them with respect hereto, in each case whether sounding in contract or tort or otherwise; and (b) in connection with the enforcement of this Agreement or any of the other Loan Documents and in the collection of the obligations evidenced hereby or thereby. This provision shall survive any termination of this Agreement and the repayment of the Obligations.

Lender may hire or pay someone else to help enforce this Agreement or any Loan Document, and Borrower shall pay the reasonable costs and expenses of such enforcement. Costs and expenses include Lender’s reasonable attorneys' fees and legal expenses whether or not there is a lawsuit, including attorneys' fees and legal expenses for any bankruptcy Proceeding (including efforts to modify or vacate any automatic stay or injunction), appeals, and any anticipated post judgment collection services. Borrower shall also pay all court costs and such additional fees as may be directed by the court.

If any action or proceeding is commenced that would materially affect Lender’s interest in the Collateral or if Borrower fails to comply with any provision of this Agreement or any Loan Document, including without limitation, Borrower's failure to discharge or pay when due any amounts Borrower is required to discharge or pay under this Agreement or any Loan Document, Lender on Borrower's behalf may (but shall not be obligated to) take any action that Lender deems appropriate, including without limitation, discharging or paying all taxes, liens, security interests, encumbrances, and any other claims, at the time levied or placed on any Collateral and paying all costs for insuring, maintaining and preserving any Collateral. All such expenditures incurred or paid by Lender for such purposes will then bear interest at the highest rate being charged under the Note from the date incurred or paid by Lender to the date such expenditure is repaid to Lender. All such expenses will become a part of the Obligations and, at Lender’s option, shall be: (a) payable upon demand; (b) added to the principal balance of the Obligations and be apportioned among and be payable with any installment payments to become due during either: (i) the term of any applicable insurance policy; or (ii) the remaining term of the Note; or (c) treated as a balloon payment which will be due and payable at the latest maturity on the Note.

Section 9.06    Time of Essence. Time shall be of the essence as to all provisions of this Agreement and the other Loan Documents.

Section 9.07    Severability. In the event that any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provisions had never been contained herein, unless the deletion of such provision or provisions would result in such a material change so as to cause completion of the transactions contemplated herein to be unreasonable to Lender.

Section 9.08    Governing Law. This Agreement, the Note and the other Loan Documents and the rights and obligations of the parties hereto and thereto shall be governed by and construed and enforced in accordance with the substantive law of the Commonwealth of Kentucky, without regard to the conflict of laws principles applied by Kentucky or any other jurisdiction.

Section 9.09    Survival. All covenants, agreements, representations and warranties made in this Agreement, the other Loan Documents and in any certificates and other instruments delivered in connection with this Agreement shall be considered to have been relied upon by Lender and shall survive the making by Lender of the Loan contemplated by this Agreement and the execution and delivery to Lender of the Note, and shall continue in full force and effect until all liabilities and Obligations of Borrower to Lender are satisfied in full. All indemnity obligations of Borrower under any of the Loan Documents shall survive the termination of such Loan Document. The Obligations shall continue to be effective, and the Obligations shall be reinstated, if at any time payment of all or any part of the Obligations is rescinded or must otherwise be returned or restored by Lender upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of Borrower or otherwise, all as though such payment had not been made. Without limitation of the foregoing, to the extent that Borrower makes a payment or payments to Lender, or Lender enforces its Liens against the Collateral or Lender exercises its respective rights of setoff, and all or any part of such payment or payments or the proceeds of such enforcement or setoff are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then to the extent of such recovery, the Obligations or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred. In addition, those provisions contained in Section 9.05, Section 9.11, Section 9.12, Section 9.18 and this Section 9.09 shall survive the payment of the Note.

Section 9.10    Benefit and Binding Effect of Agreement. This Agreement shall be binding upon and inure to the benefit of Lender, Borrower and their respective successors and assigns, except that Borrower may not assign or transfer its rights hereunder or any interest herein without the prior written consent of Lender.

Section 9.11    WAIVER OF RIGHTS TO JURY TRIAL. IN RECOGNITION OF THE HIGHER COSTS AND DELAY WHICH MAY RESULT FROM A JURY TRIAL, THE PARTIES HERETO WAIVE ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (a) ARISING HEREUNDER OR ANY OTHER LOAN DOCUMENT OR IN CONNECTION WITH THE DEBT EVIDENCED BY THE LOAN DOCUMENTS, OR (b) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY FURTHER WAIVES ANY RIGHT TO CONSOLIDATE ANY SUCH ACTION IN WHICH A JURY TRIAL HAS BEEN WAIVED WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY HERETO MAY FILE A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY. THIS PROVISION SHALL SURVIVE ANY TERMINATION OF THIS AGREEMENT AND THE REPAYMENT OF THE OBLIGATIONS.

Section 9.12    Jurisdiction and Venue; Service. The parties agree that the sole proper venue for the determination of any litigation commenced by Lender against Borrower or by Borrower against Lender on any basis shall be in a court of competent jurisdiction which is located in Jefferson County, Kentucky, and the parties hereby expressly declare that any other venue shall be improper and Borrower expressly waives any right to a determination of any such litigation against Lender by a court in any other venue. Borrower further acknowledges that by virtue of its execution hereof, it is transacting business within the Commonwealth of Kentucky and submits to the personal and subject matter jurisdiction of the courts of the Commonwealth of Kentucky, and specifically, the Jefferson County, Kentucky Circuit Court, and the United States District Court for the Western District of Kentucky at Louisville, and agrees that service of process by any judicial officer or by registered or certified United States mail or via the Kentucky Secretary of State as statutory agent for Borrower shall establish personal jurisdiction over Borrower, who waives any rights under the laws of any state to object to jurisdiction within the Commonwealth of Kentucky or service of process as set forth above. Provided, however, nothing contained in this section shall prevent Lender from bringing any action or exercising any rights against any security or against Borrower within any other state or other venue where proper jurisdiction exists. Initiating such proceedings or taking such action in any other state or venue shall in no event constitute a waiver of the agreement contained herein that the laws of the Commonwealth of Kentucky shall govern the rights and obligations of the parties hereunder or of the submission herein made by Borrower to personal jurisdiction within the Commonwealth of Kentucky. The aforesaid means of obtaining personal jurisdiction and perfecting service of process on Borrower are not intended to be exclusive, but are cumulative and in addition to all other means of obtaining personal jurisdiction and perfecting service of process now or hereafter provided by the laws of the Commonwealth of Kentucky or by any other state in an action brought by Lender in such state.

Section 9.13    No Third Party Beneficiaries. All conditions on the obligations of any party hereunder are imposed solely and exclusively for the benefit of the other parties to this Agreement and Lender’s successors and assigns. No other Person shall have standing to require satisfaction of such conditions in accordance with their terms or be entitled to assume that Lender will refuse or decline to make Advances in the absence of strict compliance with any or all thereof, and no other Person shall, under any circumstances, be deemed to be a beneficiary of such conditions, any and all of which may be freely waived in whole or in part by the respective party to whom the performance of any such condition shall run at any time if, in the sole discretion of such party, it deems it desirable to do so, or if it fails to do so for any other reason.

Section 9.14    Relationship of the Parties. The relationship between Borrower and Lender shall be solely that of borrower and lender. Lender has no fiduciary relationship with or duty to Borrower arising out of, or in connection with, this Agreement or the other Loan Documents. Lender undertakes no responsibility to Borrower to review or inform Borrower of any matter in connection with any phase of Borrower’s business or operations. Borrower agrees that Lender shall have no liability to Borrower (whether sounding in tort, contract or otherwise) for losses suffered by Borrower in connection with, arising out of, or in any way related to, the transactions contemplated and the relationship established by the Loan Documents, or any act, omission or event occurring in connection therewith, unless it is determined in a final non-appealable judgment by a court of competent jurisdiction that such losses resulted from the gross negligence or willful misconduct of the party from which recovery is sought. LENDER SHALL NOT BE LIABLE FOR ANY DAMAGES ARISING FROM THE USE BY OTHERS OF ANY INFORMATION OR OTHER MATERIALS OBTAINED THROUGH ANY INFORMATION TRANSMISSION SYSTEMS IN CONNECTION WITH THIS AGREEMENT. LENDER SHALL HAVE NO LIABILITY WITH RESPECT TO, AND BORROWER HEREBY WAIVES, RELEASES AND AGREES NOT TO SUE FOR ANY SPECIAL, PUNITIVE, EXEMPLARY, INDIRECT OR CONSEQUENTIAL DAMAGES RELATING TO THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS OR ARISING OUT OF ITS ACTIVITIES IN CONNECTION HEREWITH OR THEREWITH (WHETHER BEFORE OR AFTER THE DATE HEREOF). Borrower acknowledges that Borrower has been or has had the opportunity to be advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents to which it is a party.

Section 9.15    Lender’s Performance of Borrower’ Covenants and Duties. Should Borrower fail to perform any of Borrower’s covenants, duties and agreements in accordance with the terms hereof and an Event of Default shall thereby result, Lender may, at its election and at Borrower’s sole expense, perform or attempt to perform such covenant, duty or agreement on behalf of Borrower, but in no event shall Lender have any obligation to do so. Borrower shall, at the request of Lender, promptly pay, upon demand, any reasonable amount expended by Lender in such performance or attempted performance to Lender, together with interest thereon at the Default Rate from the date such amount was requested by Lender to be paid until paid; provided that Lender does not assume and shall never have, except by a subsequent, express written undertaking by Lender, any liability for the performance of any duties of Borrower under or in connection with all or any part of the Collateral. Lender shall be subrogated to all rights, titles, liens and security interests securing the payment of any debt, claim, tax or assessment for the payment of which Lender may make an advance or that Lender may pay.

Section 9.16    Course of Dealing; Waiver. No course of dealing in respect of, or any omission or delay in the exercise of, any right, power, remedy or privilege by Lender shall operate as a waiver thereof, nor shall any right, power, remedy or privilege of Lender be exclusive of any other right, power, remedy or privilege referred to herein or in any related document or now or hereafter available at law, in equity, in bankruptcy, by statute or otherwise. No waiver or consent granted by Lender with respect to any of the Loan Documents or related writing shall be binding upon Lender, unless specifically granted in writing by a duly authorized officer of Lender, which writing shall be strictly construed.

Section 9.17    Absence of Oral Representations. Borrower represents and warrants that no promises, assurances or commitments have been made to Borrower by Lender or have been relied on by Borrower regarding any extension, renewal or future financing, Borrower understands and agrees that Lender is entitled to enforce this Agreement and all of the other Loan Documents strictly in accordance with their terms, and any commitment or obligation to extend or renew any financing or provide additional financing shall not be binding on Lender, except to the extent contained in a writing signed by every Person who is to be bound thereby. Borrower further acknowledges that: (a) Lender does not presently anticipate renewing, extending or further modifying the financing referenced in this Agreement, and (b) Lender anticipates the Note will be fully paid in accordance with its terms on or before its maturity date. Borrower agrees and represents to Lender (which representation Borrower acknowledges Lender is relying on in executing this Agreement) that Borrower will not rely on any (i) commitment or representation from Lender with respect to any future financing including, but not limited to, renewals, extensions and modifications, unless signed in writing by Lender, and (ii) waiver of any right existing at any time, and from time to time, either now or in the future, except to the extent evidenced by a writing signed by the person affecting such waiver.

Section 9.18    Indemnity. Borrower shall indemnify, pay and defend (with counsel reasonably acceptable to Lender) and hold harmless Lender and its respective members, owners, directors, parent companies, subsidiaries, shareholders, affiliates, officers, agents and employees (collectively, “Indemnitee”) from and against any liability, loss, cost, expense (including, without limitation, reasonable attorneys’ fees and expenses for both in-house and outside counsel, and settlement costs), claim, cause of action, judgment, penalty, damage, suit, action or proceeding ever suffered by, imposed on or incurred by, Lender or other Indemnitee or in which Lender or other Indemnitee may ever be or become involved (whether as a party, witness or otherwise) (“Losses”): (a) arising from Borrower’s failure to observe, perform or discharge any of its covenants, obligations, agreements or duties under this Agreement or the other Loan Documents, (b) arising from the breach by Borrower of any of the representations or warranties contained in this Agreement or the other Loan Documents, (c) by reason of any third party claim or proceeding arising out of or related to this Agreement, the other Loan Documents or the transactions contemplated hereby or thereby, or (d) relating to claims of any Person with respect to the Collateral, the transactions contemplated hereby or the use of the Loan, except to the extent any of the foregoing are the result of, as applicable, Lender’s gross negligence or willful misconduct as determined by a final, non-appealable judgment by a court of competent jurisdiction. If and to the extent that the foregoing indemnification undertaking may be unenforceable for any reason, then Borrower shall make the maximum contribution to the payment and satisfaction of each of the Losses that is permissible under Applicable Law. Notwithstanding any contrary provision in this Agreement, the obligation of Borrower under this Section 9.18 shall survive the payment in full of the Obligations, cancellation of the Note, any foreclosure under, or any modification, release or discharge of, any or all of the Collateral and the termination of this Agreement. NO INDEMNITEE SHALL BE RESPONSIBLE OR LIABLE TO BORROWER OR TO ANY OTHER PARTY TO ANY LOAN DOCUMENT, ANY SUCCESSOR, ASSIGNEE OR THIRD PARTY BENEFICIARY, OR ANY OTHER PERSON ASSERTING CLAIMS DERIVATIVELY THROUGH SUCH PARTY, FOR INDIRECT, PUNITIVE, EXEMPLARY OR CONSEQUENTIAL DAMAGES WHICH MAY BE ALLEGED AS A RESULT OF CREDIT HAVING BEEN EXTENDED, SUSPENDED OR TERMINATED UNDER THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS OR AS A RESULT OF ANY OTHER TRANSACTION CONTEMPLATED HEREUNDER OR THEREUNDER.

Section 9.19    References. Any and all references in this Agreement and the other Loan Documents to any document or documents shall be references to such document or documents as the same may from time to time be modified, amended, renewed, consolidated or extended, with the consent of Lender.

Section 9.20    Successor and Assigns; Participations.

(a)    Borrower may not assign their respective rights under any of the Loan Documents to any other party. Any attempted assignment shall be an Event of Default under this Agreement and shall be null and void. Lender shall have the right and ability without the requirement for any consent from Borrower, to sell, assign or transfer all or any part of, or any interest in, or any of Lender’s rights, remedies or obligations under this Agreement or the other Loan Documents, the Obligations, and the Collateral, or to participate Lender’s rights and obligations under this Agreement or the other Loan Documents with other Persons, or to sell participation or participating interests in Lender’s rights and/or obligations under this Agreement or the other Loan Documents to other Persons. In furtherance thereof, Lender shall have the right to provide to any Person who expresses an interest in becoming such an assignee, transferee, participant and/or purchaser, or who actually does become such an assignee, transferee, participant or purchaser, such information concerning the financial condition, business and other affairs of Borrower as Lender may deem appropriate in the circumstances. Borrower hereby authorizes all such disclosures.

(b)          (i)        Lender may, at any time on and after the date of this Agreement, sell to one or more Lenders, lenders or other entities (“Participants”) participating interests in the Loan, the Loan Documents, the Collateral or other security provided to Lender for the Obligations, or any other interests of Borrower under this Agreement or the other Loan Documents; provided, that (A) Borrower’s obligations under this Agreement shall remain unchanged, (B) Lender shall remain liable and responsible to Borrower for the performance of the obligations of the Lender under the Loan Documents, and (C) Borrower shall continue to deal solely and directly with Lender in connection with Lender rights and obligations under this Agreement.

(ii)         Borrower acknowledge that Participants have and will have certain rights under their respective participation agreements with Lender that may, subject to the terms of the participation agreements, require Lender to obtain the consent (collectively, “Participant Consents”) of some or all of the Participants before Lender takes or refrains from taking certain actions (other than as expressly required by the Loan Documents) or grants certain waivers, consents or approvals in respect of the Loan, the Loan Documents or the Collateral unless such actions are expressly permitted under the terms of the Loan Documents to be taken by Borrower without obtaining Lender’s prior consent or approval. None of the Participants, however, will have Participant Consent rights which are greater than those rights and remedies Lender has under the Loan Documents.

(iii)         Without limiting the generality of any provision of this Agreement, Borrower authorizes Lender to disclose to any Participant or prospective Participant or any assignee or prospective assignee of Lender’s rights under the Loan Documents any and all financial information in Lender’s possession concerning Borrower which has been delivered to Lender pursuant to the Loan Documents or in connection with Lender’s credit evaluation of Borrower or which has been obtained independently by Lender in its credit evaluation or audit of Borrower.

Section 9.21    Disclosure of Information; Confidentiality. Lender agrees to hold any confidential information that it may receive from an Obligor pursuant to this Loan Agreement or any other Loan Document in confidence provided such confidential information is marked confidential by Borrower (information provided to the Lender prior to the Closing Date shall be deemed to have been marked confidential), except for disclosure: (a) on a confidential basis to legal counsel, independent public accountants and other professional advisors of Lender; (b) to regulatory officials having jurisdiction over Lender; (c) as required by applicable law or legal process (provided that, in the event Lender is so required to disclose such confidential information, Lender shall promptly notify Borrower, so that Borrower may seek a protective order or other appropriate remedy) or in connection with any legal proceeding between Lender and Borrower; and (d) to another financial institution in connection with a disposition or proposed disposition to that financial institution of all or part of Lender’s interests hereunder or a participation interest in the Loan, provided that such disclosure is made subject to an appropriate confidentiality agreement on terms substantially similar to this Section. For purposes of the foregoing, “confidential information” shall mean all information respecting Borrower and its Affiliates, other than (i) information previously filed by Borrower with any governmental authority and available to the public, and (ii) information previously published in any public medium from a source other than, directly or indirectly, Lender. Use of information by counsel in enforcement proceedings after an Event of Default shall not constitute a prohibited disclosure of information under this Section.

Section 9.22    Waivers by Borrower. Borrower hereby waives, to the extent permitted by Applicable Laws: (a) all presentments, demands for performance, notices of nonperformance (except to the extent specifically required by the Loan Documents), protests, notices of protest and notices of dishonor in connection with the Note; and (b) any requirement of diligence or promptness on the part of Lender in enforcement of its rights under the provisions of any of the Loan Documents.

Section 9.23    Incorporation by Reference. All schedules, annexes or other attachments to this Agreement are incorporated into this Agreement as if set out in full at the first place in this Agreement that reference is made thereto.

Section 9.24    Headings and Terminology. Section headings used herein are for convenience only and are not a part of this Agreement and shall not be used in construing it. If Borrower shall be more than one individual, corporation, firm, partnership, joint venture, trustee, unincorporated association or other entity, their liability and obligation hereunder shall be joint and several. As used in this Agreement, the singular shall include the plural, and the plural, the singular; and the gender used shall include the other genders.

Section 9.25    Counterpart Execution. This Agreement may be signed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement. Delivery of an executed counterpart of the signature page to this Agreement by facsimile or other electronic means (including .pdf format) shall be effective as delivery of a manually executed counterpart of this Agreement, and any party delivering such an executed counterpart of the signature page to this Agreement by facsimile or other electronic means (including .pdf format) to any other party shall thereafter also promptly deliver a manually executed counterpart of this Agreement to such other party, provided that the failure to deliver such manually executed counterpart shall not affect the validity, enforceability, or binding effect of this Agreement.

Section 9.26    Electronic Signatures; Electronic Transmissions.

(a)    The words “execution,” “signed,” “signature,” and words of similar import in this Agreement and the other Loan Documents shall be deemed to include electronic or digital signatures or the keeping of records in electronic form, each of which shall be of the same effect, validity and enforceability as manually executed signatures or a paper-based recordkeeping system, as the case may be, to the extent and as provided for under Applicable Laws, including the Electronic Signatures in Global and National Commerce Act of 2000 (15 USC § 7001 et seq.) or any other similar state laws based on the Uniform Electronic Transactions Act.

(b)    Lender may elect, from time to time, to receive certain information, including reports, otherwise required by the terms of this Agreement or the other Loan Documents ("Reports") from Borrower via electronic mail transmission ("e-mail"). Lender will designate from time to time its e-mail address to Borrower (the "Lender E-mail Address"). All e-mail transmissions of Reports from Borrower shall contain the information as specified in this Agreement, shall be formatted or displayed in a manner and order substantially similar to that shown in this Agreement or otherwise required by Lender and shall conform to the specifications described in this Agreement. Borrower will be solely responsible for the confidentiality of the contents of its e-mail transmissions during transmission to the Lender E-mail Address, and Borrower shall not assert any claims against Lender or its Affiliates arising out of the use of the Internet to communicate or to transmit information and documentation. Borrower will be responsible for the accuracy of all information provided to Lender via e-mail transmission to the Lender E-mail Address, and any information so received by Lender will be deemed to have been submitted by and received from Borrower in accordance with this Agreement, including all representations and warranties applicable to such information as set forth in this Agreement and the other Loan Document as if sent in paper form. Borrower consents to and represents that, by Borrower’s insertion of Borrower’s name in the subject line of the transmitting e-mail, or on the Reports (including the header and/or the certification line), Borrower intends such to constitute a legally binding and enforceable signature of Borrower and, in all aspects, the legal equivalent of Borrower’s handwritten signature.

Section 9.27    Acknowledgment. Borrower acknowledges that Borrower have received a copy of each of the Loan Documents, as fully executed by the parties thereto. Borrower acknowledges that Borrower: (a) has READ THE LOAN DOCUMENTS OR HAVE CAUSED SUCH DOCUMENTS TO BE EXAMINED BY THE BORROWER’S REPRESENTATIVES OR ADVISORS; (b) is thoroughly familiar with the transactions contemplated in this Agreement and the other Loan Documents; and (c) has had the opportunity to ask such questions to representatives of Lender, and receive answers thereto, concerning the terms and conditions of the transactions contemplated in the Loan Documents as Borrower deems necessary in connection with its decision to enter into this Agreement.

Section 9.28    Ambiguities. Borrower and Lender acknowledges that each party and its counsel have participated fully in the review and revision of this Agreement. Any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not apply in interpreting this Agreement. The language in this Agreement shall be interpreted as to its fair meaning and not strictly for or against any party.

Section 9.29    Entire Agreement. This Agreement and the other Loan Documents constitute the entire agreement and the understanding between the parties with respect to the subject matter hereof and this Agreement and the other Loan Documents supersede all previous and contemporaneous negotiations and agreements between the parties and no parole evidence of any prior or other agreements shall be permitted to contradict or vary the terms hereof.

[Remainder of page intentionally left blank; signature page follows.]

Execution Version

IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the date first set forth above.

“LENDER” USWM, LLC a Delaware limited liability company

By:	/s/ Breck Jones

Name:	Breck Jones

Title:	Chief Executive Officer

“BORROWER” Panbela Therapeutics, Inc. a Delaware corporation

By:	/s/ Jennifer K. Simpson

Name:	Jennifer K. Simpson

Title:	President and Chief Executive Officer

Cancer Prevention Pharmaceuticals, Inc.

By:	/s/ Jennifer K. Simpson

Name:	Jennifer K. Simpson

Title:	President and Chief Executive Officer

[Signature page to Loan Agreement]